                                   EXHIBIT 11

                  AVERY DENNISON CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF NET INCOME PER SHARE AMOUNTS

                                               1995         1994        1993
                                           ------------ ------------ -----------
(A) Weighted average number of common
     shares outstanding..................    53,251,458   55,559,318  57,953,287
    Additional common shares issuable
     under employee stock options using
     the treasury stock method...........     1,394,264    1,290,606     776,241
                                           ------------ ------------ -----------
(B) Weighted average number of common
     shares outstanding assuming the
     exercise of stock options...........    54,645,722   56,849,924  58,729,528
                                           ============ ============ ===========
(C) Net income applicable to common stock. $143,702,000 $109,400,000 $84,400,000
                                           ============ ============ ===========
Net income per share as reported (C / A).         $2.70        $1.97       $1.46
                                                  =====        =====       =====
Net income per share giving effect to the
 exercise of outstanding stock options
 (C / B).................................         $2.63        $1.92       $1.44
                                                  =====        =====       =====